INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT We consent to the incorporation by reference in the Form 8-K of Wejo Group Limited the financial statements of TKB Critical Technologies 1 with our report dated April 3, 2023, which includes an explanatory paragraph as to TKB Critical Technologies 1’s ability to continue as a going concern, with respect to our audits of the financial statements of TKB Critical Technologies 1 as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021. /s/ Marcum LLP Marcum LLP New York, NY April 11, 2023